Exhibit 99.II-1(ap)

DATED 8th day of February 1999

(1)  BIOZYME LABORATORIES LIMITED

-and-

(2) ENVIROMED PLC

-and-

(3)   DR JOHN CHESHAM

SERVICE AGREEMENT

GARRETTS

180 Strand

London

WC2R 2NN

THIS AGREEMENT is made

BETWEEN:

(1)                                  BIOZYME LABORATORIES LIMITED whose registered office is at Unit 6, Gilchrist Thames Industrial Estate, Blaenavon, Gwent, NP4 9RL (“the Company”); and

(2)                                  ENVIROMED PLC whose registered office is at 24 Gilbert Street, London, W1Y 1RJ (“the Parent”); and

(3)                                  JOHN CHESHAM of 3 Southwell Close, Brondoak, Herefordshire, HR2 8D2 (“the Executive”)

NOW IT IS AGREED as follows:

1.                                      Definitions:

1.1                                 In this Agreement:

(a)                                  the following expressions have the following meanings:

“the Board”	means the Board of Directors for the time being of the Parent or any committee duly appointed by the Board of Directors

“the Employment”	means the Executive’s employment on terms set out in this Agreement

“the Group”	means the Company and any Group Company

“Group Company”	means the Parent or any subsidiary of the Company or of the Parent (for which purpose the expression “subsidiary” shall have the meaning set out in section 736 of the Companies Act 1985)

(b)                                 references to clauses, sub-clauses and schedules are unless otherwise stated to clauses and sub-clauses of and schedules to this Agreement;

(c)                                  the headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

2.                                      Appointment

2.1                                 The Company shall employ the Executive and the Executive agrees to act as Managing Director of the Company and Executive Director of the Parent on and subject to the terms and conditions in this Agreement.

3.                                      Duration of the Employment

3.1                                 The Employment shall commence on 8th February 1999 and, subject to earlier termination in accordance with the terms of this Agreement, shall continue until terminated by either party giving to the other not less than 12 months’ notice in writing to expire at the end of a calendar month.

3.2                                 Notwithstanding clause 3.1, the Employment shall automatically terminate when the Executive reaches the normal retiring age from time to time applicable to directors of the Parent.

3.3                                 The Executive’s period of continuous employment began in February 1988.

4.                                      Hours and place of work

4.1                                 The Executive shall work such hours as are necessary for the proper performance of his duties, with a minimum period from 8.00 a.m  to 4.00 p.m Monday to Friday.

4.2                                 The Executive’s place of work will initially be the Company’s offices at Blaenavon, Gwent but the Company or Parent may require the Executive to work at any place within the United Kingdom on a temporary basis.

4.3                                 The Executive agrees to undertake any domestic or international level deemed necessary by the Company for the performance of his duties.

5.                                      Scope of the Employment

5.1                                 The Executive shall:

(a)                                  perform duties and exercise powers which are consistent with his position and which are assigned to him by the Board and the Executive agrees to cease performing or exercising any such duty or power at the Board’s request;

(b)                                 comply with all lawful and reasonable directions and requests made by the Board;

(c)                                  attend all meetings of the Board (unless prevented by illness or other unforeseen event);

(d)                                 at all times perform his duties with skill and care;

(e)                                  faithfully and diligently serve the Company and the Parent;

(f)                                    use his atmost endeavours to promote and develop the businesses of the Company and the Parent;

(g)                                 at all times keep the Board fully informed (in writing or as directed) of his conduct of the affairs of the Company and the Parent;

(h)                                 perform services for any Group Company if so required by the Board; and

(i)                                     comply with the Model Code for transactions in securities by directors published by the London Stock Exchange.

5.2                                 The Executive shall not:

(a)                                  at any time during the Employment be employed or engaged by or in any other business without consent in writing being given by the Board (such consent not to be unreasonably withheld);

(b)                                 have any direct or indirect financial interest in any business entity which in any way is in a similar field to the Company or any Group Company, or which is a client of the Company or any Group Company, provided that nothing in this clause shall preclude the Executive from holding any shares or loan capital (not exceeding five per cent of the share or loan capital of the class concerned for the time being in issue) in any company whose shares are listed or dealt in on a recognized stock exchange.

5.3                                 The Board shall be at liberty to appoint any other person or persons to act jointly with the Executive in any position to which he may be assigned from time to time.

6.                                      Remuneration

6.1                                 The Company shall pay to the Executive a basic annual salary at the rate of £65,000 payable by equal monthly instalments, in arrears. The Executive’s salary shall be paid either by the Company or the Parent, or by both in proportions to be determined at the discretion of the Board. The Board will review the Executive’s salary annually in or around April. The Executive shall have no right to an increase in salary and the award of an increase in any one year shall not confer the right to an increase in any subsequent year.

6.2                                 The Company shall pay a performance bonus of between 5% and 10% of the Executive’s basic annual salary, subject to his meeting and exceeding agreed profit targets for the business on a yearly basis.

6.3                                 The remuneration specified in clauses 6.1 and 6.2 shall be inclusive of any fees to which the Executive may be entitled as a director of the Parent, the Company or any other Group Company.

7.                                      Pension

7.1                                 The Executive is eligible to join the Envirorned PLC Pension Plan, subject to its trust deed and rules from time to time in force. The Scheme is a contracted-out scheme for the purposes of the Pension Schemes Act 1993. If the Executive joins the Scheme, a contracting-out certificate under the Pension Schemes Act 1993 will be in force in respect of the Employment. The Scheme may be amended at any time in accordance with the trust deed and rules which govern it.

7.2                                 The Company shall contribute 12 per cent to the executives pension plan and the Executive shall contribute at least 3 per cent of the Executive’s basic annual salary to the Plan (but basic annual salary for this purpose shall not exceed the allowable maximum (earnings cap) from time to time in force pursuant to section 640A of the Income and Corporation Taxes Act 1988). Payments shall be made monthly in equal instalments.

8.                                      Other Benefits

8.1                                 The Executive shall be entitled to participate in such medical expenses insurance schemes as the Group may from time to time maintain for the benefit of executives.

8.2                                 The Executive shall be entitled to participate in a life insurance scheme under which a jump sum benefit shall be payable on the Executive’s death or permanent total disability while the Employment continues. The benefit shall be paid to such dependants of the Executive or other beneficiary as the trustees of the scheme select at their discretion, after considering any beneficiaries identified by the Executive in any expression of his wishes delivered to the trustees before his death or disability. The benefit is equal to 3 times the Executive’s basic annual salary at his death or disability but basic annual salary for his purpose shall not exceed the allowable maximum (earnings cap) from time to time in force pursuant to Section 640A of the Income and Corporation Taxes Act 1988 as at the date of death or disability.

8.3                                 Participation in any insurance scheme provided for the Executive under this Agreement:

(a)                                  is subject to its terms and conditions from time to time in force; and

(b)                                 is conditional on the Executive satisfying any applicable requirements of the insurers.

Neither the Parent nor the Company shall have any liability to pay any benefit to the Executive (or his dependants) under any insurance scheme unless it receives payment from the insurer of the scheme.

9.                                      Company Car

9.1                                 The Company shall provide the Executive with a motor car with a maximum purchase cost of £20,000. The Company shall tax and comprehensively insure the car and pay or reimburse, as appropriate, against receipts or other appropriate evidence, the costs of running, servicing and repairing the car. The car shall be changed entirely at the Company’s discretion.

9.2                                 In the Executive shall be convicted of any offence under the Road Traffic Acts of become involved in any accident involving the motor car, he shall without delay notify the Board and supply such information as the Board may request.

9.3                                 The Executive shall at all times maintain a current full driving licence and shall not do or omit to do anything which would or might make void or prejudice any insurance policy maintained by the Company. The Executive shall comply with all regulations laid down by the Company from time to time with respect to company cars.

9.4                                 If the Executive shall be disqualified from driving any motor vehicle for any reason, the Company may withdraw the benefit of the vehicle and shall have no liability to compensate the Executive in lieu of the benefit.

10.                               Expenses

10.1                           The Parent or Company (as appropriate) shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to the Executive providing such receipts or other evidence as the Company may require.

11.                               Deductions

11.1                           For the purposes of the Employment Rights Act 1996, sections 13-27, the Executive hereby authorises the Parent and the Company to deduct from his salary and/or any other sums due under this Agreement, any amounts due from him to the Parent or the Company including, without limitation, the Executive’s pension contributions, any overpayments, loans or advances made to him by the Company and the cost of repairing any damage or loss to the Company’s property caused by him.

12.                               Holidays

12.1                           The Executive shall be entitled to receive his normal remuneration for all bank and public holidays normally observed in England and a further 25 working days’ holiday in each holiday year (being the period from 1 January to 31 December). The Parent and the Company reserve the right to nominate the time at which up to 5 days of annual leave shall be taken. Generally, the Company closes between Christmas and New Year and it may insist that holiday is taken then. The Executive may only take his holiday at such times as are agreed with the Board.

12.2                           In the respective holiday years in which the Employment commences or terminates, the Executive’s entitlement to holiday shall accrue on a pro rata basis for each complete month of service during the relevant year.

12.3                           If, on the termination of the Employment, the Executive has exceeded his accrued holiday entitlement, an amount in respect of the excess may be deducted from any sums due to him calculated on the same basis as in clause 12.2. If the Executive has any unused holiday entitlement, the Company may either require the Executive to take such unused holiday during any notice period or make a payment in lieu of accrued holiday.

12.4                           Holiday entitlement for one holiday year may not be taken in subsequent holiday years unless otherwise agreed by the Board. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken, without any right to payment lieu thereof.

13.                               Sickness benefits

13.1                           The Company shall continue to pay the Executive’s salary during any period or periods of absence on medical grounds up to maximum of 20 business days (consecutively or in aggregate) in any period of 12 calendar months, provided that the Executive shall from time to time if required:

(a)                                  supply the Company with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends); and

(b)                                 undergo at the Company’s expense medical examination by a doctor appointed by the Company.

13.2                           Payment of the Executive’s salary pursuant to clause 13.1 shall be inclusive of any Statutory Sick Pay to which the Executive may be entitled.

13.3                           Once entitlement to salary under clause 13.1 lapses, the Executive shall have no right to any benefit or emolument from the Company other than Statutory Sick Pay.

14.                               Confidential Information and company documents

14.1                           The Executive shall not, either during the Employment (except in the proper performance of his duties) or at any time (without limit) after the termination of the Employment:

(a)                                  divulge or communicate to any person, company, business entity or other organisation:

(b)                                 use for his own purposes or for any purposes other than those of the Parent, the Company or any Group Company; or

(c)                                  through any failure to exercise due care and diligence, cause any unauthorised disclosure of,

any trade secrets or Confidential Information relating to the Parent, the Company or any Group Company but so that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive.

14.2                           “Confidential Information” shall mean details of supplies and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, any information which the Executive is told is confidential and any information which has been given to the Parent, the Company or any Group Company in confidence by customers, suppliers or other persons.

14.3                           All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

(a)                                  shall be and remain the property of the Parent, the Company or the relevant Group Company; and

(b)                                 shall be handed over by the Executive to the Parent, the Company or to the relevant Group Company on demand and in any event on the termination of the Employment.

15.                               Inventions and other intellectual property

15.1                           The parties foresee that the Executive may make inventions or create other intellectual property in the course of his duties under this Agreement and agree that in this respect the Executive has a special responsibility to further the interests of the Company and the Group.

15.2                           Any discovery, development, invention, or improvement, design, process, formula, information, computer program, copyright work, trade mark or trade name or get up made, created, devised, developed or discovered by the Executive during the continuance of the Employment (whether capable of being patented or registered or not and whether or not made or discovered in the course of the Employment) either alone or with any other person in connection with or in anyway affecting or relating to the business of any company in the Group or capable of being used or adapted for use herein or in connection therewith (“Works”) shall forthwith be disclosed to the Company and shall (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or such Group Company as the Company may direct

15.3                           The Executive if and whenever required so to do by the Company shall at the expense of the Company on such Group Company as the Company may direct:

(a)                                  apply or join with the Company or such Group Company in applying for letters patent, registered design, trade mark or other protection or  registration in the United Kingdom and in any other part of the world for any Works; and

(b)                                 execute and do all instruments and things necessary for vesting patents, registered design, trade marks or other protection or registration when obtained and all right title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or in such other person as the Company may specify; and

(c)                                  sign and execute all such documents and do all such acts as the Company may reasonably require in connection with any proceedings in respect of such applications and any publication or application for revocation of such patents, unregistered designs, trade marks or other protection.

15.4                           The Executive hereby irrevocably and unconditionally waives all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which be may have in the Works or in connection with his authorship of any existing or future copyright work in the course of the Employment, in whatever part of the world such rights may be enforceable.

15.5                           The Executive hereby irrevocably appoints the Company to be his Attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this clause. In favour of any third party a certificate in writing signed by any Director or by the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

15.6                           Nothing in this clause shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 Patents Act 1977.

16.                               Termination

16.1                           The Employment may be terminated by the Parent or Company without notice or payment in lieu of notice if the Executive shall have:

(i)                                     committed any serious breach or repeated or continued (after warning) any material breach of his obligations under this Agreement; or

(ii)                                  been guilty of serious misconduct or conduct or tending to bring himself, the Parent or the Company into disrepute; or

(iii)                               become bankrupt or had an intention order made against him under the Insolvency Act 1986 or compounded with his creditors generally; or

(iv)                              failed to perform his duties to a standard satisfactory to the Board, after having received a written warning from the Parent or the Company relating to the same; or

(v)                                 been disqualified from being a director by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment; or

(vi)                              been guilty of any breach or non-observance of any code of conduct, rule or regulation or failed or ceased to be registered (where such registration is, in the opinion of the Board, required for the performance of his duties) by any regulatory body in the United Kingdom or elsewhere;

(vii)                           been convicted of an offence under any statutory enactment or regulation relating to insider dealing; or

(viii)                        become of unsound mind or a patient within any statute relating to mental health.

Any delay by the Parent or Company in exercising such right of termination shall not constitute a waiver thereof.

16.2                           If either the Parent or the Company becomes entitled to terminate the appointment of the Executive pursuant to clause 16.1, it shall be entitled (but without prejudice to its right subsequently to terminate such appointment on the same or any other ground) to suspend the Executive on such terms (including the provision or suspension of any benefit) for so long as it may think fit.

16.3                           During the whole or part of any period of notice under clause 3.1, the Parent or the Company may require the Executive to perform duties at any location which the Board shall determine. Alternatively, the Board may require that the Executive performs no duties at all and/or remains away from Group premises for the duration of any period of notice. Throughout any such period, the Executive shall continue to receive his normal salary and other contractual benefits to which he is entitled under this Agreement but may not work for, or provide services to, any other business or entity.

16.4                           The Parent may, in the event of the Company or its business and assets being sold, require the Executive to resign from the Board at any time and such event shall not affect the Executive’s continued employment by the Company or any other obligation under this Agreement.

16.5                           If the Parent or the Company in general meeting shall remove the Executive from the office of Director of the Parent or the Company or under the Articles of Association for the time being of the Parent or the Company the Executive shall be obliged to retire by rotation or otherwise and the Parent or the Company in general meeting shall fail to re-elect the Executive as a Director of the Parent or the Company (either such case being referred to in this clause 15.5 as an “Event”), then the Executive shall not be entitled to treat the Event as a breach of this Agreement. The Executive shall not, subject to clauses 16.4 and 16.6, during the Employment resign his office as a director of the Parent or the Company or any Group Company.

16.6                           On the termination of the Employment or on any of the Parent, the Company or the Executive having served notice of such termination, the Executive shall:

(a)                                  at the request of the Parent or the Company resign from office as a Director of the Parent or the Company and any offices held by him in any Group Company; and

(b)                                 forthwith deliver to the Parent or the Company all materials within the scope of clause 14.3 and all credit cards, motor-cars, car keys and other property of or relating to the business of the Group which may be in his possession or under his power or control, and if the Executive should fail to do so the Company is by this Agreement irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect to such resignation.

16.7                           In the event of a sale of the business of the Company or of in excess of 50% of the issued share capital of the Company, the Executive shall continue to be employed by the Company but shall no longer have any obligations to the Parent (save under clause 14 hereof). In such event, the Parent shall owe no obligations to the Executive and the Executive shall have no claims against the Parent.

17.                               Grievance procedure

17.1                           If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Parent or the Company, he shall apply in writing to the Chairman of the Board, setting out the nature and details of any such grievance or dissatisfaction.

18.                               Notices

18.1                           Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Parent (as the case may be) or may be sent by first class post or other fast postal service or by facsimile transmission to, in the case of the Parent, its registered office for the time being and in the case of the Executive either to his address shown on the face hereof or to his last known place of residence.

18.2                           Any such notice shall be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

19.                               Former Service Agreements

19.1                           This Agreement shall be substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive.

20.                               Choice of law and submission to jurisdiction

20.1                           This Agreement shall be governed by and interpreted in accordance with English law.

20.2                           The parties submit to the jurisdiction of the Courts of England and Wales.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

EXECUTED AS A DEED by	)
the Company in the presence of:	)
		/s/ [ILLEGIBLE]	8/2/99
Director

		/s/ [ILLEGIBLE]	8.2.99
Director / Secretary

EXECUTED AS A DEED by	)
the Partner in the presence of:	)
		/s/ [ILLEGIBLE]	8/2/99
Director

		/s/ [ILLEGIBLE]	8.2.99
Director / Secretary

EXECUTED AS A DEED by	)	/s/ [ILLEGIBLE]	8.2.99
the Executive in the presence of:	)

/s/ [ILLEGIBLE]
8/2/99